U.S. SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

---------------------

FORM 12b-25

---------------------

NOTIFICATION OF LATE FILING

(Check One):

[  ]Form 10-K [ ]Form 20-F [ ]Form 11-K [ X ]Form 10-Q [ ]Form N-SAR

For the Period Ended: September 30, 2005

---------------------------------

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

---------------------------------

Part I - Registrant Information

---------------------------------

Full Name of Registrant: WENTWORTH ENERGY, INC.

Former Name if Applicable:

Address of Principal Executive Office:

                    115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

---------------------------------

Part II - Rules 12b-25(b) and (c)

---------------------------------

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed: (Check box if appropriate)

            |  (a) The reasons described in reasonable detail in Part

            |        III of this form could not be eliminated without

            |        unreasonable effort or expense;

            |

            |  (b) The subject annual report, semi-annual report, or

            |       transition report or portion thereof will be filed on

            |       or before the fifteenth calendar day following the

[X]        |       prescribed due date; or the subject quarterly report or

            |       transition report on Form l0-Q or portion thereof will

            |       be filed on or before the fifth calendar day following

            |       the prescribed due date; and

            |

            |  (c) The accountant's statement or other exhibit

            |       required by Rule 12b-25(c) has been attached if

            |       applicable.

____________________

Part III - Narrative

____________________

     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The Company is in the process of compiling information for the quarter ended September 30, 2005 for the Form 10-QSB and submitting such information for review, all of which information has not yet been received.

---------------------------------

Part IV - Other Information

---------------------------------

     (1)   Name and telephone number of person to contact in regard to this notification

                   Christopher H. Dieterich     (310) 312-6888

                   (Name)                          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

[ X ] Yes [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

WENTWORTH ENERGY, INC.

(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2005

        /s/ Gordon McDougall

        Gordon McDougall,  Director

        Wentworth Energy, Inc.

        115 West 7th Street, Suite 1400

        Fort Worth, Texas 76102

        (877) 329-8388

ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).